Exhibit 15.3

中国北京建国门外大街1号国贸写字楼2座12-14层100004

12-14th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China

电话 Tel: +86 10 6563 7181 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

April 30, 2026

111, Inc.

10th Floor, T1, Yuzhongxin, No. 268 Yubei Road,

Pudong New Area

Shanghai, 201204

The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information — Permissions Required from the PRC Authorities for Our Operations,” and “Item 3. Key Information — D. Risk Factors,” in 111, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2025, which will be filed with the Securities and Exchange Commission in the month of April 2026.

Yours faithfully,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices